EXHIBIT 99

PRESS RELEASE DATED October 28, 2010

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920) 527-5045

Kristine Pavletich

Public Relations Specialist

(920)527-5159

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS STRONG 2010 THIRD QUARTER RESULTS

NEENAH, WISCONSIN, October 28, 2010 — Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings from continuing operations of $0.56 per share for the third quarter.  Excluding the effect of special charges, diluted earnings per share from continuing operations, as adjusted, would have been $0.57 for the third quarter of 2010, in line with management’s guidance of $0.55 to $0.60 per share.  This is an 18.8 percent increase compared to adjusted diluted earnings per share of $0.48 for the third quarter of 2009.  Special charges primarily include Food Americas transaction and integration expenses as detailed in the attached schedule, “Reconciliation of Non-GAAP Data.”

Highlights of the third quarter:

•                  Record quarterly net sales of $1.3 billion reflected healthy total company organic sales growth of about 8 percent and acquisition related growth of about 36 percent.

•                  Adjusted diluted earnings per share increased 18.8 percent.

•                  Cash flow from operations totaled $125.0 million for the third quarter of 2010.

•                  Capital expenditures guidance for the total year 2010 is being reduced to approximately $115 million, reflecting the benefits of acquisition synergies and efficiency initiatives.

•                  Management expects total year adjusted diluted earnings per share to be $2.10 - $2.15 per share, an increase of over 12 percent compared to the record adjusted results of 2009.

“I am pleased to report the continued successful integration of our Food Americas acquisition,” said Henry Theisen, Bemis Company’s President and Chief Executive Officer.  “So far in 2010, we have delivered double-digit growth in adjusted earnings per share compared to the record results of 2009.  We are on track to achieve our planned acquisition related cost savings synergies in 2010 and 2011.  Demand for packaging products in the Americas continues to be robust, offsetting continued weakness in the European region.  While we expect to face modest raw material cost pressures during the fourth quarter, our 2010 adjusted earnings per share guidance continues to reflect double-digit growth.”

BUSINESS SEGMENTS

Flexible Packaging

Our flexible packaging business segment net sales increased approximately 51 percent to $1.15 billion for the third quarter of 2010 compared to the same period of 2009.  Bemis estimates that acquisitions increased net sales by approximately 42 percent during the quarter.  Currency effects increased net sales by less than one percent.  The remaining 8 percent growth in net sales reflects increased sales across most of our market categories including meat and cheese, dairy and liquids, dry foods, medical, and pharmaceutical packaging.

Flexible packaging operating profit for the third quarter of 2010 was $135.8 million, or 11.8 percent of net sales, compared to $106.0 million, or 13.9 percent of net sales, for the same period of 2009.  Excluding the effect of special charges, flexible packaging operating profit, as adjusted, for the third quarter would have been $136.3 million, or 11.8 percent of net sales, in 2010 compared to $102.4 million, or 13.4 percent of net sales, in 2009.  (See attached schedule: “Reconciliation of Non-GAAP Data.”)  The effect of currency translation increased operating profit in the third quarter of 2010 by $0.9 million.  The decrease in operating profit as a percentage of net sales reflects the generally lower operating margins of the Food Americas operations acquired in March 2010.  Increasing cost saving synergies are expected to improve operating margins as acquisition integration efforts continue.  In addition, operating margins include the negative impact of lower profits in the European operations compared to record operating performance in that region in 2009.

Pressure Sensitive Materials

Pressure sensitive materials net sales increased 5.3 percent to $142.0 million for the third quarter of 2010 compared to the same period of 2009, driven primarily by higher unit sales volumes across all product lines and geographies.  Currency effects reduced net sales by 4.4 percent compared to the third quarter of 2009.

Pressure sensitive materials operating profit for the third quarter was $7.6 million, or 5.4 percent of net sales, compared to operating profit of $5.4 million, or 4.0 percent of net sales, for the same period of 2009.  Currency translation reduced operating profit in the third quarter of 2010 by $0.3 million compared to the same quarter of 2009.  Higher operating profit as a percentage of net sales primarily reflects the impact of sales volume growth compared to the third quarter of 2009.

CONSOLIDATED ITEMS

Selling, general, and administrative expenses were higher for the third quarter of 2010 compared to the same quarter of 2009, reflecting the impact of the Food Americas acquisition on March 1, 2010.  As a percentage of net sales, selling, general, and administrative expenses were consistent with the second quarter of 2010 at 8.8 percent.

Interest expense increased to $18.3 million in 2010 compared to $13.4 million during the third quarter of 2009.  This increase primarily reflects a partial quarter of interest costs in 2009 related to acquisition financing at the end of July 2009.

For the third quarter of 2010, other operating income and expense included $3.5 million of fiscal incentive income, a decrease of $1.1 million compared to the third quarter of 2009.  Fiscal government incentives are associated with certain Brazilian operations and are included in flexible packaging segment operating profit.  Other operating income and expense during the third quarter of 2010 also included $1.2 million of transaction costs, compared to $16.0 million of fees associated with the Food Americas acquisition during the third quarter of 2009.

Cash Flow

Cash provided by operating activities was $125.0 million for the third quarter of 2010, a 2.9 percent decrease compared to the third quarter of 2009.  Working capital continued to increase this quarter due primarily to the impact of acquisition transition and system integration activities.  Working capital was a significant source of cash during the first nine months of 2009 reflecting declining raw material costs and improved operating profit levels compared to 2008.

On July 13, 2010, Bemis completed the sale of its discontinued operations for net cash proceeds of approximately $75.2 million.  During the third quarter of 2010, proceeds from this disposition and cash provided by operations were used to complete $25.4 million of capital expenditures, pay $25.5 million of common stock dividends, repurchase $29.2 million of Bemis common stock, and reduce debt outstanding by $96.4 million.

Fourth Quarter and Full Year 2010 Outlook

Management expects adjusted diluted earnings per share from continuing operations for the fourth quarter of 2010 to be in the range of $0.48 to $0.53, resulting in the full year 2010 guidance in a range of $2.10 to $2.15 per share.  Capital expenditures guidance has been reduced from $140 million to approximately $115 million.  This lower capital investment level reflects the benefits of the Food Americas acquisition integration and Bemis’ ongoing production efficiency initiatives.  Depreciation and amortization expense is expected to be approximately $210 million for 2010.

Guidance for adjusted annual diluted earnings per share from continuing operations excludes a $0.06 per share impact of acquisition financing costs for the first two months of 2010 before the Food Americas acquisition was completed.  In addition, adjusted earnings per share guidance does not reflect the impact of severance charges, acquisition related professional and legal fees, or purchase accounting adjustments for inventory and order backlog.

Presentation of Non-GAAP Information

Guidance in this press release uses non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, and adjusted diluted earnings per share from continuing operations.  These non-GAAP financial measures adjust for factors that are unusual or unpredictable.  These measures exclude the impact of certain amounts related to workforce reductions, acquisition related costs, and purchase accounting adjustments for inventory and order backlog.  This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  It is provided solely to assist in an investor’s understanding of the impact of these items on the comparability of the Company’s operations.

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, consumer buying patterns, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations, unexpected costs associated with integrating acquisitions, a failure in our information technology infrastructure or applications, foreign currency fluctuations, changes in working capital requirements, changes in government regulations, and the availability and related cost of financing from banks and capital markets.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2009.

Investor Conference Call

Bemis Company, Inc. will webcast an investor telephone conference regarding its third quarter 2010 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.”  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

About Bemis Company, Inc.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, the Company is included in the S&P 500 index of stocks and reported pro forma 2009 net sales, giving effect to the Food Americas acquisition, of $4.8 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs over 20,000 individuals worldwide.  More information about the Company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales	$1,294,341	$898,930	$3,586,285	$2,608,702

Costs and expenses:
Cost of products sold	1,052,084	718,814	2,927,868	2,086,175
Selling, general, and administrative expenses	114,040	95,814	333,770	273,287
Research and development	10,496	5,837	24,846	18,412
Other operating (income) expense, net	(1,548)	10,007	3,251	14,888
Interest expense	18,345	13,395	55,022	25,279
Other non-operating (income) expense, net	1,523	(4,873)	(684)	(6,420)

Income from continuing operations before income taxes	99,401	59,936	242,212	197,081

Provision for income taxes	35,800	21,500	87,200	71,600

Income from continuing operations	63,601	38,436	155,012	125,481

Income (loss) from discontinued operations, net of tax	(833)		1,782

Net income	62,768	38,436	156,794	125,481

Less: Net income attributable to noncontrolling interests	1,349	2,596	4,953	4,410

Net income attributable to Bemis Company, Inc.	$61,419	$35,840	$151,841	$121,071

Amounts attributable to Bemis Company, Inc. :
Income from continuing operations, net of tax	$62,252	$35,840	$150,059	$121,071
Income (loss) from discontinued operations, net of tax	(833)		1,782
Net income attributable to Bemis Company, Inc.	$61,419	$35,840	$151,841	$121,071

Basic earnings per share:
Income from continuing operations	$0.56	$0.33	$1.35	$1.15
Income (loss) from discontinued operations	(0.01)		0.02
Net income attributable to Bemis Company, Inc.	$0.55	$0.33	$1.37	$1.15

Diluted earnings per share:
Income from continuing operations	$0.56	$0.33	$1.35	$1.15
Income (loss) from discontinued operations	(0.01)		0.02
Net income attributable to Bemis Company, Inc.	$0.55	$0.33	$1.37	$1.15

Cash dividends paid per share	$0.230	$0.225	$0.690	$0.675

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	September 30,	December 31,
	2010	2009

ASSETS

Cash and cash equivalents	$92,498	$1,065,687
Accounts receivable, net	668,107	467,988
Inventories, net	656,477	399,067
Prepaid expenses and other current assets	113,946	72,606
Total current assets	1,531,028	2,005,348

Property and equipment, net	1,539,826	1,157,193

Goodwill	989,372	646,852
Other intangible assets, net	203,203	85,299
Deferred charges and other assets	63,514	34,013
Total other long-term assets	1,256,089	766,164

TOTAL ASSETS	$4,326,943	$3,928,705

LIABILITIES

Current portion of long-term debt	$2,251	$22,527
Short-term borrowings	1,801	8,795
Accounts payable	545,518	380,017
Accrued salaries and wages	101,655	89,988
Accrued income and other taxes	30,594	23,528
Total current liabilities	681,819	524,855

Long-term debt, less current portion	1,374,548	1,227,514
Deferred taxes	140,064	134,676
Other liabilities and deferred credits	218,729	189,977

TOTAL LIABILITIES	2,415,160	2,077,022

EQUITY

Bemis Company, Inc. stockholders’ equity:
Common stock issued (126,615,475 and 125,646,511 shares)	12,662	12,565
Capital in excess of par value	563,508	567,247
Retained earnings	1,724,158	1,649,804
Accumulated other comprehensive income	93,193	72,457
Common stock held in treasury, 18,422,771 and 17,422,771 shares at cost	(527,566)	(498,341)
Total Bemis Company, Inc. stockholders’ equity	1,865,955	1,803,732
Noncontrolling interests	45,828	47,951
TOTAL EQUITY	1,911,783	1,851,683

TOTAL LIABILITIES AND EQUITY	$4,326,943	$3,928,705

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities
Net income	$156,794	$125,481
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	156,177	118,376
Excess tax benefit from share-based payment arrangements	(3,558)	(272)
Share-based compensation	14,000	13,898
Deferred income taxes	(2,983)	14,513
Income of unconsolidated affiliated company	(1,785)	(1,340)
(Gain) loss on sales of property and equipment	488	(3,284)
Changes in working capital, excluding effect of acquisitions	(83,578)	141,801
Net change in deferred charges and credits	13,476	(13,288)

Net cash provided by operating activities	249,031	395,885

Cash flows from investing activities
Additions to property and equipment	(64,670)	(62,521)
Business acquisitions and adjustments, net of cash acquired	(1,222,111)	(30,637)
Proceeds from sales of property and equipment	1,698	10,621
Net proceeds from sale of discontinued operations	75,202

Net cash used in investing activities	(1,209,881)	(82,537)

Cash flows from financing activities
Proceeds from issuance of long-term debt	13,665	810,748
Repayment of long-term debt	(51,659)	(21,158)
Net borrowing (repayment) of commercial paper	163,000	(159,795)
Net borrowing (repayment) of short-term debt	(7,049)	(17,958)
Cash dividends paid to stockholders	(76,650)	(71,512)
Common stock issued		202,808
Common stock purchased for the treasury	(29,225)
Excess tax benefit from share-based payment arrangements	3,558	272
Stock incentive programs and related withholdings	(14,650)	(2,730)

Net cash provided by financing activities	990	740,675

Effect of exchange rates on cash and cash equivalents	(13,329)	6,535

Net increase (decrease) in cash and cash equivalents	(973,189)	1,060,558

Cash and cash equivalents balance at beginning of year	1,065,687	43,454

Cash and cash equivalents balance at end of period	$92,498	$1,104,012

BEMIS COMPANY, INC. AND SUBSIDIARIES

OPERATING PROFIT AND PRETAX PROFIT

(in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Flexible Packaging operating profit	$135.8	$106.0	$354.3	$299.7

Pressure Sensitive Materials operating profit	7.6	5.4	25.9	6.5

General corporate expenses	(25.7)	(38.1)	(83.0)	(83.8)

Interest expense	(18.3)	(13.4)	(55.0)	(25.3)

Income from continuing operations before income taxes	$99.4	$59.9	$242.2	$197.1

BEMIS COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Reconciliation of GAAP to Non-GAAP Operating Profit and Operating Profit as a Percentage of Net Sales by Segment

Flexible Packaging
Net Sales	$1,152.3	$764.1	$3,160.6	$2,212.8

Operating Profit as reported	135.8	106.0	354.3	299.7

Non-GAAP adjustments:
Purchase accounting for inventory and order backlog (1)			15.4
Acquisition related integration costs (2)	0.5		4.5
Severance costs for reductions in workforce				1.4
Gain on sale of land and building		(3.6)		(3.6)

Operating Profit as adjusted	$136.3	$102.4	$374.2	$297.5

Operating Profit as a percentage of Net Sales
As Reported	11.8%	13.9%	11.2%	13.5%
As Adjusted	11.8%	13.4%	11.8%	13.4%

Pressure Sensitive Materials
Net Sales	$142.0	$134.8	$425.7	$395.9

Operating Profit as reported	7.6	5.4	25.9	6.5

Non-GAAP adjustments:
Severance costs for reductions in workforce				2.6

Operating Profit as adjusted	$7.6	$5.4	$25.9	$9.1

Operating Profit as a percentage of Net Sales
As Reported	5.4%	4.0%	6.1%	1.6%
As Adjusted	5.4%	4.0%	6.1%	2.3%

Reconciliation of GAAP to Non-GAAP Earnings per Share

Diluted earnings per share from continuing operations, as reported	$0.56	$0.33	$1.35	$1.15

Non-GAAP adjustments per share, net of taxes:
Purchase accounting for inventory and order backlog (1)			0.09
Acquisition related integration costs (2)			0.04
Transaction related costs (3)	0.01	0.03	0.09	0.12
Financing impact of the Alcan Packaging Food Americas acquisition (4)		0.08	0.06	0.08
Severance costs for reductions in workforce				0.02
Gain on sale of land and building		(0.02)		(0.02)
Bridge financing fees		0.06		0.06

Diluted earnings per share from continuing operations, as adjusted	$0.57	$0.48	$1.63	$1.41

(1)          Expenses related to the purchase accounting impact of the fair value write-up of inventory and a charge for the fair value of the customer order backlog, both in the Alcan Packaging Food Americas acquisition.

(2)          Acquisition related integration costs include severance costs for workforce reductions and equipment relocation costs.

(3)          Transaction related costs are related primarily to our acquisition of Alcan Food Packaging Americas. These costs consist of legal, accounting, and other professional fees.

(4)          Impact from the July 2009 financing of the Alcan Packaging Food Americas acquisition, which included the issuance of 8.175 million shares and $800 million of public debt.  The EPS impact includes the effect of the interest expense on the debt and the dilutive effect of the newly issued shares until the acquisition was completed on March 1, 2010.